Exhibit 10.31A
Rebate addendum to the
Product License and Distribution Agreement
Between
DoubleTake, Inc. (“Provider”)
and
Dell Product, L.P. (“Dell”)
Dated November 16, 2001
This Addendum (the “Addendum”) entered into on June 13, 2007 (“Effective Date”) between Provider and Dell supplements and amends the terms of the Product License and Distribution Agreement between Provider and Dell dated the 16th day of November, 2001 (the “Agreement”). Except as specifically set forth in this Addendum, all terms and conditions of the Agreement shall remain in full force and effect. To the extent that there is any conflict or inconsistency between this Addendum and the Agreement, this Addendum shall govern and control solely with respect to the subject matter hereof.
Provider and Dell agree:
(1)	Defined terms in this Addendum are:
“Rebate Period” means each 12 month period beginning on the Effective Date above and continuing for 3 years.
“Dell Fiscal Year” means the 12 months period between February of one year and January of the following year.
“Dell Fiscal Quarter” means the three month period represented by the following table.

Dell Fiscal Quarter	Months
Q1	February-April
Q2	May-July
Q3	August-October
Q4	November-January

“Rebate” means an amount to be paid by Provider to Dell as provided under this Addendum.
“Products” means all Provider and Affiliate products, services, maintenance and renewals sold in each Worldwide region through the Dell S&P.
“Worldwide” means Dell Americas (US — Latin America — Canada) and Asia Pacific, Japan. EMEA regions will be excluded from this agreement until Dell Q2, FY09. EMEA will be included in the definition of Worldwide beginning in Dell Q2, FY09. New Zealand and Australia will be excluded from this agreement until Dell Q2, FY09. New Zealand and Australia will be included in the definition of Worldwide beginning in Dell Q2, FY09.
“Quarterly Sales” means the total dollar amount invoiced by Provider or an Affiliate either directly to Dell or to an authorized distributor for the sale of all Products sold in each Worldwide region through Dell S&P during a Dell Fiscal Quarter. In the event that Provider acquires an Affiliate during the Rebate Period, the total dollar amount invoiced by Affiliate after the date of acquisition will be included in the calculation of Quarterly Sales.
“Quarterly Rebate” means an amount to be paid by Provider to Dell as provided under this Addendum. Quarterly Rebate will start from dollar one and apply to all Products sold in each Worldwide region through Dell S&P.
“Quarterly Report” means a report that includes Quarterly Sales in each Worldwide region and the corresponding Quarterly Rebate.
“Affiliate” means companies which are under the control of a party, such control being exercised through the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares entitled to vote for the election of directors or other governing authority under the Agreement.

“Growth Rate” means the percent change in Quarterly Sales from one Dell Fiscal Quarter over the Quarterly Sales in the same Dell Fiscal Quarter in the previous Dell Fiscal Year. For example, if the Quarterly Sales in Q1 FYO7 are $120M and Quarterly Sales in Q1 FY06 were $100M then the Growth Rate equals ($120-$100)/$100 or 20%.
(2)	Quarterly Rebate Percentage
Quarterly Rebates will be calculated in each Worldwide region as the Quarterly Sales for that region in a Dell Fiscal Quarter multiplied by the applicable Rebate Percentage below:

If the Growth Rate for a Dell Fiscal	The Quarterly Rebate Percentage
Quarter is:	Will Be:

Above 30%	8%
Between 30% and 10%	6%
Between 10% and 0%	5%
Below 0%	3%

(3)	Quarterly Reporting and Payment
Provider shall submit the Quarterly Report which includes a calculation of Quarterly Rebate to be paid to each Worldwide region on such Quarterly Sales within thirty (30) days of the end of each Dell Fiscal Quarter of a Rebate Period. This report shall be emailed to the contact list in Attachment 1: Contact list and Payment Methods.
Provider shall pay the Quarterly Rebate directly to each Worldwide region within forty five (45) days of the end of each such Dell Fiscal Quarter. Dell shall not be obligated to reimburse or pay any rebate amounts previously paid to Dell by Provider. Quarterly Rebate shall be sent to each Worldwide Region as described in Attachment 1: Contact list and Payment Methods.
(4)	Renewal
The provisions of this Addendum shall automatically renew for successive one year terms unless either party notifies the other in writing of non-renewal at least ninety (90) days prior to the beginning of a new 12 month term.
(5)	Offset of Rebate Amounts
Dell may not offset or reduce any amounts owed to Provider in anticipation of a future rebate payment under this Addendum.
IN WITNESS WHEREOF, the parties have caused this Addendum to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Addendum duly authorized by all necessary and appropriate corporate action to execute this Addendum.

Dell Product, L.P.

By:	/s/ Craig Huke	By:	/s/ Scott Crawley

Name:	Craig Huke	Name:	Scott Crawley

Title:	Chief Financial Officer	Title:	Director

Date:	06/15/07	Date:	06/26/07